UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2022

LODE-STAR MINING INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53676	47-4347638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 East Liberty Street, Suite 600 Reno, NV	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 234-5443

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d -2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement

On December 28, 2021, Lode-Star Mining Inc. (the “Company”) entered into an asset purchase agreement (the “Purchase Agreement”) with Sapir Pharmaceuticals, Inc., a Delaware corporation (“Sapir”), pursuant to which the Company purchased certain assets from Sapir used in connection with the proprietary stabilized formulation of the Epigallocatechin-gallate (EGCG) molecule (the “Business”) in exchange for 1,000,000 shares of newly-designated Series A preferred stock of the Company (the “Preferred Stock”). The closing of the acquisition occurred simultaneous with the execution and delivery of the Purchase Agreement.

At the closing, the parties also executed and delivered a royalty agreement (the “Royalty Agreement”) pursuant to which the Company agreed to pay Sapir a royalty equal to 5% of the gross revenues realized from licenses or products generated or derived from the Business. Copies of the Purchase Agreement and the Royalty Agreement (together, the “Sapir Agreements”) were attached as Exhibits 10.1 and 10.2, respectively, to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2022.

Due to circumstances beyond the control of the parties, the Company was unable to develop the Business to the extent contemplated by (i) the Sapir Agreements and (ii) discussions that occurred between the Company and Sapir following the closing of the Purchase Agreement. As a result, on June 6, 2022, the Company and Sapir entered into a rescission agreement (the “Rescission Agreement”) in order to rescind the Purchase Agreement and the Royalty Agreement and restore both the Company and Sapir to the respective positions they occupied immediately in advance of the execution and delivery of the Sapir Agreements.

As of the date of the Rescission Agreement, the Company had not completed the issuance of the Preferred Stock to Sapir or completed any payments to Sapir under the Royalty Agreement.

The foregoing description of the Rescission Agreement includes a summary of all the material provisions but is qualified in its entirety by reference to the complete text of the Rescission Agreement included as Exhibit 10.11 to this report and incorporated herein by reference.

Item 1.01	Entry into a Material Definitive Agreement

On June 8, 2022, and in connection with the rescission of the Sapir Agreements, the Company entered into a debt reinstatement agreement (the “Reinstatement Agreement”) with Lode Star Gold, Inc., a Nevada corporation and the controlling shareholder of the Company (“LSG”), pursuant to which the Company agreed to reinstate the approximately $2.224 million in accrued, unpaid penalty and other payments (collectively, the “Debt”) previously owing by the Company to LSG under the mineral option agreement between the parties dated October 4, 2014, as amended on October 31, 2019 (together, the “Option Agreement”). The Debt was originally forgiven by LSG under a settlement and termination agreement between the parties dated January 14, 2022 (the “Settlement Agreement”) that provided for, among other things, the immediate termination of the Option Agreement (with the exception of certain standard provisions that survived according to their terms) and the return to LSG of the Company’s 20% undivided interest in and to the property that was the subject of the Option Agreement.

A copy of the Settlement Agreement was attached as Exhibit 10.9 to the Company’s current report on Form 8-K filed with the SEC January 14, 2022.

The foregoing description of the Reinstatement Agreement includes a summary of all the material provisions but is qualified in its entirety by reference to the complete text of the Reinstatement Agreement included as Exhibit 10.12 to this report and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

Reference is made to the disclosure set forth under Item 1.02 above, which disclosure is incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities

On June 8, 2022, the Company entered into debt conversion agreements with three related parties pursuant to which the creditors converted an aggregate of $2,601,207.55 in accrued, unpaid debt into 70,302,906 shares of the Company’s common stock (collectively, the “Conversion Shares”) at a price of $0.037 per share. The identities of the creditors and the particulars of the conversions were as follows:

●	LSG ($2,322,487, which amount includes the $2,223,894 reinstated under the Reinstatement Agreement, converted into 62,769,918 shares);

●	Lonnie Humphries, the controlling shareholder of LSG ($42,941.58 converted into 1,160,583 shares); and

●	Mark Walmesley, the President, Chief Executive Officer and a director of the Company ($235,778.97 converted into 6,372,405 shares).

The issuance of the Conversion Shares was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as a transaction by an issuer not involving any public offering. The creditors provided representations to the Company that they acquired their respective Conversion Shares for investment purposes only and acknowledged that their respective Conversion Shares were “restricted securities” for purpose of the Securities Act and would bear all restrictive legends required under applicable securities laws.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Exhibit Description
10.11	Rescission Agreement between the Company and Sapir dated June 6, 2022
10.12	Debt Reinstatement Agreement between the Company and LSG dated June 8, 2022
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 10, 2022	LODE-STAR MINING INC.

	By:	/s/ Mark Walmesley
Mark Walmesley
President, Chief Executive Officer, Director